Exhibit 10.1

ASHLAND GLOBAL HOLDINGS INC.

DEFERRED COMPENSATION PLAN FOR EMPLOYEES

(Amended and Restated Effective as of May 22, 2019)

ASHLAND GLOBAL HOLDINGS INC.

DEFERRED COMPENSATION PLAN FOR EMPLOYEES

(Amended and Restated Effective as of May 22, 2019)

WHEREAS, the Ashland Inc. Deferred Compensation Plan for Employees (2005) was approved by the Board of Directors of Ashland Inc. on November 4, 2004 to be effective January 1, 2005;

WHEREAS, the Plan as approved and effective reserved the right to amend it;

WHEREAS, the right to amend the Plan was exercised on April 21, 2005 by Ashland Inc. amending and restating the Plan, effective January 1, 2005 and further amending the Plan on October 28, 2005, October 7, 2008, and January 1, 2017, with all amendments making the Plan effective as of January 1, 2005;

WHEREAS, Ashland Inc. was converted into Ashland LLC, a limited liability company, and the shareholders of Ashland Inc. exchanged their shares of Ashland Inc. stock for shares of Ashland Global Holdings Inc. and Ashland Global Holdings Inc. became the sponsor of the Plan;

WHEREAS, Ashland Global Holdings Inc. desires to exercise the right to amend the Plan and thereby institute the fourth amendment and restatement of the Plan;

NOW, THEREFORE, effective May 22, 2019, except as otherwise provided herein, the Plan is amended and restated as follows:

1.	PURPOSE

The Plan is maintained primarily for the purpose of providing an opportunity to defer compensation for retirement or other future purposes to a select group of management or highly compensated employees (including former employees that met these criteria when employed).  The obligations of the Company hereunder constitute a mere promise to make the payments provided for in this Plan.  No employee, his or her spouse or the estate of either of them shall have, by reason of this Plan, any right, title or interest of any kind in or to any property of the Company.  To the extent any Participant has a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)“Accounting Date” means the Business Day on which a calculation concerning a Participant’s Compensation Account is performed, or as otherwise defined by the Committee or the Company.

(b)“Beneficiary” means the beneficiary elected under the Company’s 401(k) Plan, or if none, then the estate of a deceased Participant.

(c)“Board” means the Board of Directors of Ashland Global Holdings Inc.

(d)“Business Day” means a day on which the New York Stock Exchange is open for trading activity.

(e)“Change in Control” shall be deemed to have occurred if:

1.

there shall be consummated (A) any consolidation or merger of Ashland Global Holdings Inc. (a “Business Combination”), other than a consolidation or merger of Ashland Global Holdings Inc. into or with a direct or indirect wholly-owned subsidiary, as a result of which the shareholders of Ashland Global Holdings Inc. own (directly or indirectly), immediately after the Business Combination, less than fifty percent (50%) of the then outstanding shares of common stock that are entitled to vote generally for the election of directors of the corporation resulting from such Business Combination, or pursuant to which shares of Ashland Global Holdings Inc.’s Common Stock would be converted into cash, securities or other property, other than a Business Combination in which the holders of Ashland Global Holdings Inc.’s Common Stock immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Ashland Global Holdings Inc., provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of Ashland Global Holdings Inc. shall be deemed to occur unless assets constituting at least eighty percent (80%) of the total assets of Ashland Global Holdings Inc. are transferred pursuant to such sale, lease, exchange or other transfer;

2.	the shareholders of Ashland Global Holdings Inc. shall approve any plan or proposal for the liquidation or dissolution of Ashland Global Holdings Inc.;
3.

any Person shall become the Beneficial Owner of securities of Ashland Global Holdings Inc. representing twenty percent (20%) or more of the combined voting power of Ashland Global Holdings Inc.’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, without the approval of the Board; or

4.

at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the

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nomination for election by Ashland Global Holdings Inc.’s shareholders of each new director during such two- (2-) year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two- (2-) year period.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of (1) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of Ashland Global Holdings Inc. immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Ashland Global Holdings Inc. immediately following such transaction or series of transactions or (2) the repurchase by Ashland Global Holdings Inc. of outstanding shares of Common Stock or other securities pursuant to a tender or exchange offer.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Committee” means the Compensation Committee of the Board or its designee.

(h)“Common Stock” means the common stock, $.01 par value, of Ashland Global Holdings Inc.

(i)“Common Stock Fund” means that hypothetical investment option, approved by the Committee, in which a Participant’s Compensation Account may be deemed to be invested and may earn income based on a hypothetical investment in Common Stock.

(j)“Company” means Ashland Global Holdings Inc. (as successor Plan sponsor to Ashland Inc.) and any successor thereto.

(k)“Compensation” means any employee compensation determined by the Committee or the Company to be properly deferrable under the Plan.

(l)“Compensation Account(s)” means the Deferral Account (also known as the Retirement Account), the In-Service Account (also known as the Flexible Distribution Account(s)), the Excess Plan Account and/or the SERP Account.

(m)“Corporate Human Resources” means the Corporate Human Resources Department of the Company.

(n)“Credit Date” means the date Compensation otherwise would have been paid to the Participant if such Compensation was not Deferred Compensation.

(o)“Deferral Account” also known as “Retirement Account” means the account(s), established annually as determined by the Committee or the Company, described in Section 9(a) to which the Participant’s Deferred Compensation is credited and from which distributions are made.

(p) “Deferred Compensation” means the Compensation the Participant elects to defer pursuant to the Plan, which is credited to the Participant’s Compensation Account(s).

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(q)“Disability” means that a Participant is unable to engage in any substantial gainful activity because of a medically determinable physical or mental impairment that is expected to result in death or last for a continuous period of twelve (12) or more months, all within the meaning of Code section 409A.  Corporate Human Resources or its delegate shall determine whether a Participant has incurred a Disability.

(r)“Election” means a Participant’s delivery of a notice of election to defer payment of all or a portion of his or her Compensation under the terms of the Plan.  Such notice shall also include instructions specifying the time(s) the Deferred Compensation will be paid and the form (i.e., lump sum or installments) in which it will be paid.  Such Elections may be annual or evergreen (as determined by the Committee or the Company), and shall comply with Code section 409A to the extent applicable, and be irrevocable except as otherwise provided in the Plan or pursuant to Treasury guidance.  Elections shall be in the form, and made and delivered, as prescribed by the Committee or the Company.

(s)“Employee” means a full-time, regular salaried employee (which term shall be deemed to include officers) of the Company and its present and future Related Entities.

(t)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)“Excess Payments” means payments made to a Participant pursuant to the Plan and the Excess Plan.  These are amounts that a Participant deferred from the Excess Plan to this Plan which were transferred to this Plan at a time when the amounts were payable under the Excess Plan and held in an Excess Plan Account for the Participant.

(w)“Excess Plan” means the Ashland Inc. Nonqualified Excess Benefit Pension Plan transferred by Ashland Inc. to, and assumed by, Valvoline LLC effective as of September 1, 2016, as it now exists or as it may hereafter be amended.

(x)“Fair Market Value” means the price of a share of Common Stock, as reported on the Composite Tape for New York Stock Exchange issues on the date and at the time designated by the Company.

(y)“In-Service Account(s)” also known as “Flexible Distribution Account(s)” means the account(s), established annually as determined by the Committee or the Company, described in Section 9(b) to which the Participant’s Deferred Compensation is credited and from which distributions are made.

(z)“Participant” means an Employee who is a highly-compensated or management employee selected to participate in the Plan and who has elected to defer payment of all or a portion of his or her Compensation under the Plan or who otherwise has a Compensation Account in the Plan.

(aa)“Performance-Based Compensation” means Compensation that meets requirements specified by the Secretary of the Treasury, including Treasury Regulation section

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1.409A-1(e).  Performance-Based Compensation will include the attributes that it is variable, contingent on the satisfaction of pre-established metrics and is not readily ascertainable at the time of the Election to defer such compensation under Section 8(b).

(bb)“Plan” means this Ashland Global Holdings Inc. Deferred Compensation Plan for Employees (Amended and Restated Effective January 1, 2017) as it now exists or as it may hereafter be amended.

(cc)“Plan Year” means the calendar year.

(dd)“Related Entities” means (a) any corporation that is a member of a “controlled group of corporations” as defined in Code section 414(b) that includes the Company, and (b) any trade or business that is under “common control” as defined in Code section 414(c) that includes the Company.

(ee) “Secretary of the Treasury” or “Treasury” means the United States Department of Treasury.

(ff)“Separation from Service” or “Termination” means a termination from employment resulting in a cessation of performing active service for the Company and the Related Entities.  An Employee is considered to incur a Separation from Service on the date the Employee terminates employment with the Company and the Related Entities or when it is reasonably anticipated that the Employee’s services to the Company and the Related Entities will permanently decrease to twenty percent (20%) or less of the average amount of services performed for the Company during the immediately preceding thirty-six (36) month period (or period of total employment if less than thirty-six (36) months).  Notwithstanding anything in the foregoing to the contrary, a Separation from Service does not occur as a result of military leave, sick leave or other bona fide leave of absence not exceeding six (6) months or the period during which the Employee retains a right to reemployment.

(gg)“SERP” means the Amended and Restated Ashland Inc. Supplemental Early Retirement Plan for Certain Employees transferred by Ashland Inc. to, and assumed by, Valvoline LLC effective as of September 1, 2016, as it now exists or as it may hereafter be amended.

(hh)“Specified Employee” means, for a particular Plan Year, any Employee who was “specified employee” within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time.

(ii)“Stock Unit(s)” means the share equivalents credited to the Common Stock Fund of a Participant’s Compensation Account pursuant to Section 6.

(jj)“Unforeseeable Emergency” means a severe financial hardship of a Participant (that cannot be alleviated by compensation or reimbursement received insurance companies or otherwise as provided in Treasury Regulation Section 1.409A-3(i)(3)) because of (i) an illness or accident of the Participant, the Participant’s spouse or dependent (as defined in Code section 152(a)); (ii) a loss of the Participant’s property due to casualty; or (iii) such other similar extraordinary unforeseeable circumstances because of events beyond the control of the Participant.

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Corporate Human Resources or its delegate shall determine whether a Participant has incurred an Unforeseeable Emergency.

3.	SHARES; ADJUSTMENTS IN EVENT OF CHANGES IN CAPITALIZATION

(a)Shares Authorized for Issuance.  There shall be reserved for issuance under the Plan 941,716 shares of Common Stock (as adjusted on May 12, 2017 pursuant to Section 3(c) below), subject to further adjustment pursuant to subsection (c) below.

(b)Units Authorized for Credit.  The maximum number of Stock Units that may be credited to Participants’ Compensation Accounts under the Plan is 2,825,147 (as adjusted on May 12, 2017 pursuant to Section 3(c) below), subject to further adjustment pursuant to subsection (c) below.

(c)Adjustments in Certain Events.  In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, share dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange or reclassification of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than ordinary cash dividends, the number or kind of shares or Stock Units that may be issued or credited under the Plan shall be automatically adjusted so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event.  Such adjustment shall be conclusive and binding for all purposes of the Plan.

4.	ELIGIBILITY

The Committee shall have the authority to select from management and/or highly compensated Employees those Employees who shall be eligible to participate in the Plan; provided, however, that employees and/or retirees who have elected to defer an amount into this Plan from another plan sponsored or maintained by the Company, the terms of which allowed such employee or retiree to make such a deferral election into this Plan, shall be considered to be eligible to participate in this Plan.

5.	ADMINISTRATION

Full power and authority to construe, interpret and administer the Plan shall be vested in the Company and the Committee or one or more of their delegates.  This power and authority includes, but is not limited to, selecting Compensation eligible for deferral, establishing deferral terms and conditions and adopting modifications, amendments and procedures as may be deemed necessary, appropriate or convenient by the Committee.  This power and authority also includes, without limitation, the ability to construe and interpret provisions of the Plan, make determinations regarding law and fact, reconcile any inconsistencies between provisions in the Plan or between provisions of the Plan and any other statement concerning the Plan, whether oral or written, supply any omissions to the Plan or any document associated with the Plan, and to correct any defect in the Plan or in any document associated with the Plan.  Decisions of the Company and the Committee (or their delegates) shall be final, conclusive and binding upon all parties.  Day-to-day administration of the Plan shall be the responsibility of Corporate Human Resources.  The administration of and all interpretations under the Plan shall be made consistent with all applicable law.

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6.	PARTICIPANT COMPENSATION ACCOUNT(S)

Upon election to participate in the Plan, there shall be established a Deferral Account and/or In-Service Account(s), as designated by the Participant, to which there shall be credited any Deferred Compensation, as of each Credit Date.  Each such Compensation Account shall be credited (or debited) on each Accounting Date with hypothetical income (or hypothetical loss) based upon a hypothetical investment in any one or more of the investment options available under the Plan, as prescribed by the Committee, for the particular Compensation credited, which may include a Common Stock Fund, as elected by the Participant under the terms of Section 8.  The crediting or debiting on each Accounting Date of hypothetical income (or hypothetical loss) shall be made for the respective amounts that were subject to each Election under Section 8.  All investments of a Participant’s Compensation Account, including, but not limited to Stock Units in which such Participant’s Compensation Account may be invested in the Common Stock Fund, shall be on each relevant Accounting Date valued at Fair Market Value.  Additionally, all distributions, investments and investment exchanges allowed and made under the Plan shall be as of the relevant Accounting Date at Fair Market Value.

7.	EARLY WITHDRAWAL

(a)Unforeseeable Emergency.  A Participant or a Participant’s legal representative may submit an application for a distribution from either a Deferral Account or an In-Service Account because of an Unforeseeable Emergency.  The amount of the distribution shall not exceed the amount necessary to satisfy the needs of the Unforeseeable Emergency.  Such distribution shall include an amount to pay taxes reasonably anticipated as a result of the distribution.  The amount allowed as a distribution under this Section 7(a) shall take into account the extent to which the Unforeseeable Emergency may be relieved by reimbursement, insurance or liquidation of the Participant’s assets (but only to the extent such liquidation would itself not cause a severe financial hardship).  The distribution shall be made in a single sum and paid as soon as practicable (but not later than sixty (60) days) after the application for the distribution on account of the Unforeseeable Emergency is approved.  The provisions of this Section 7(a) shall be interpreted and administered in accordance with applicable guidance that may be issued by the Treasury.

(b)Disability.  A Participant or a Participant’s legal representative may submit an application for a distribution from the Deferral Account and In-Service Account because of the Participant’s Disability.  The distribution shall be made in a single sum and paid as soon as practicable (but not later than sixty (60) days) after the application for the distribution on account of the Participant’s Disability is approved.  The provisions of this Section 7(b) shall be interpreted and administered in accordance with applicable guidance that may be issued by the Treasury.  If such guidance should allow an election of a period or form of distribution at the time of the application for a distribution on account of the Participant’s Disability then the Plan shall allow such elections.

(c)Prohibition on Acceleration.  Except as otherwise provided in the Plan and except as may be allowed in guidance from the Secretary of the Treasury, distributions from a Participant’s Compensation Account(s) may not be made earlier than the time such amounts would otherwise be distributed pursuant to the terms of the Plan.

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8.	DEFERRAL ELECTIONS

(a)General.  The Company or the Committee shall determine the timing of the filing of the appropriate Election forms.  An effective Election may not be revoked or modified except as otherwise determined by the Company or the Committee or as stated herein.

(b)Permissible Deferral Election.  A Participant’s Election to defer Compensation may only be made in the taxable year before the Compensation is earned, with two (2) exceptions.  The first exception applies to a Participant during his or her first (1st) year of eligibility to participate in the Plan.  In that event such a Participant may, if so offered by the Company or the Committee, elect to defer Compensation for services performed after the Election, provided that the Election is made within thirty (30) days of the date the Participant becomes eligible to participate in the Plan.

The second exception is with respect to an election to defer Performance-Based Compensation.  If Performance-Based Compensation is based on services of a Participant performed over a period of at least twelve (12) months, then the Participant may, if so offered by (and on the terms and limitations specified by) the Company or the Committee, make an Election to defer all or part of such Performance-Based Compensation not later than six (6) months before the end of such service period.

A Participant’s Election under this Section 8(b) shall specify the amount or percentage of Compensation deferred and specify the time and form of distribution from among those described in Section 9 of the Plan.  Each Election to defer Compensation is a separate election regarding the time and form of distribution.

(c)Hypothetical Investment Alternatives — Existing Balances.  A Participant may elect to change an existing selection as to the investment alternatives in effect with respect to an existing Compensation Account (in increments prescribed by the Committee or the Company) as often, and with such restrictions, as determined by the Committee or by the Company.  If a Participant fails to make an investment selection for his or her Compensation Account, the Committee or the Company may prescribe a default selection or selections in any manner that appears reasonable in their discretion.

9.	DISTRIBUTION

(a)Deferral Account.  In accordance with a Participant’s Election under Section 8, but subject to Sections 7 and 11, amounts subject to such Election in the Deferral Account (determined in accordance with Section 6) shall be distributed -

1.

Upon a Participant’s Separation from Service as either a lump sum or in installments not exceeding fifteen (15) years; provided, however, that the distribution to a Participant who is a Specified Employee must not be made before the earliest of the date that is six (6) months after the Participant’s Separation from Service or the date of the Participant’s death;

2.	For Elections made prior to October 1, 2016, upon a Participant’s death to the Participant’s Beneficiary as either a lump sum or in installments not

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exceeding fifteen (15) years from the date of the Participant’s death; or for Elections made on or after October 1, 2016, upon a Participant’s death to the Participant’s Beneficiary in a lump sum; or
3.	At a specified time or under a fixed schedule not exceeding fifteen (15) years from the Participant’s Separation from Service.

(b)In-Service Account.  In accordance with a Participant’s Election under Section 8, but subject to Sections 7 and 11, amounts subject to such Election in an In-Service Account (determined in accordance with Section 6) shall be distributed -

1.

For Elections made prior to October 1, 2016, upon a Participant’s death to the Participant’s Beneficiary as either a lump sum or in installments not exceeding fifteen (15) years; or for Elections made on or after October 1, 2016, upon a Participant’s death to the Participant’s Beneficiary in a lump sum; or

2.

At a specified time or under a fixed schedule not less than two (2) years measured from the beginning of the Plan Year after the Plan Year in which the Election is made and not exceeding fifteen (15) years measured from the beginning of the Plan Year after the Plan Year in which the Election is made.

(c)Excess Plan and SERP Accounts.  In accordance with a Participant’s Election, but subject to Sections 7 and 11, amounts subject to such Election in either the Excess Plan Account or SERP Account, or both (determined in accordance with Section 6) shall be distributed -

1.

Upon a Participant’s Separation from Service and entitlement to a distribution under the Excess Plan and/or SERP, as applicable, as either a lump sum or in installments not exceeding fifteen (15) years from the date the Participant was entitled to a distribution under the Excess Plan and/or SERP, as applicable; provided, however, that the distribution to a Participant who is a Specified Employee must not be made before the earliest of the date that is six (6) months after the Participant was entitled to a distribution under the Excess Plan and/or SERP, as applicable or the date of the Participant’s death;

2.

For Elections made prior to October 1, 2016, upon a Participant’s death to the Participant’s Beneficiary as either a lump sum or in installments not exceeding fifteen (15) years from the date of the Participant’s death; or for Elections made on or after October 1, 2016, upon or Participant’s death to Participant’s Beneficiary in a lump sum; or

3.

At a specified time or under a fixed schedule not exceeding fifteen (15) years from the date the Participant incurred a Separation from Service and was entitled to a distribution under the Excess Plan and/or SERP, as applicable.

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(d)Medium of Distribution and Default Method.  A Participant’s Deferral Account, In-Service Account, Excess Plan Account and/or SERP Account shall be distributed in cash; provided that any amounts credited to the Common Stock Fund shall be distributed in whole shares of Common Stock with any remainder distributed in cash.  If no Election is made by a Participant as to the distribution or form of payment from one or more of his or her Compensation Account(s), upon the earliest time that a distribution from such account is to be made pursuant to the terms of the Plan, such account shall be paid in cash or shares of Common Stock (or a combination of both) as determined above in a lump sum within sixty (60) days following the Participant’s Separation from Service (provided that if such sixty (60) day period begins in one calendar year and ends in the next calendar year, the Participant shall have no right, directly or indirectly, to designate the calendar year of payment).

(e)Election to Delay the Time or Change the Form of Distribution.  A Participant may make an Election to delay the time of a distribution or change the form of a distribution, or may elect to do both, with respect to an amount that would be payable pursuant to an Election (except in the event of a distribution on account of the Participant’s death) if all of the following requirements are met -

1.	Such an Election may not take effect until at least twelve (12) months after it is made;
2.	Any delay to the distribution that would take effect because of the Election is at least to a date five (5) years after the date the distribution otherwise would have begun; and
3.	Such an Election may not be made less than twelve (12) months before the date of the first scheduled payment.

(f)Distribution Exceptions.  Notwithstanding anything in the Plan to the contrary, the following shall apply to the distribution of Contribution Accounts:

1.	Distribution pursuant to a domestic relations order as described in Section 12;
2.

Distribution of a Participant’s or Beneficiary’s Compensation Accounts shall be made in a single lump sum payment as soon as possible provided the distribution will be of the entirety of the Participant’s or Beneficiary’s Compensation Accounts and the distribution does not exceed the adjusted Code section 402(g) limit; and

3.	Distribution or suspension of contributions may be made in the discretion of the Company for any other permitted purpose under Treas. Reg. section 1.409A-3(j)(4)(ii)-(xiv).

(g)Timing of Payments to Specified Employees.  Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of his or her Separation from Service, then no distribution/payment of such Participant’s Compensation Accounts shall be made upon the Participant’s Separation from Service until the first payroll date of the seventh month

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following the Participant’s Separation from Service (or, if earlier, upon the date of the Participant’s death or such other earlier time as would not result in a tax or penalty under Code section 409A) (the “Specified Employee Payment Date”).  Any payments to which a Specified Employee otherwise would have been entitled under the Plan during the period between the Participant’s Separation from Service and the Specified Employee Payment Date shall be accumulated and paid in a lump sum payment on the Specified Employee Payment Date.

10.	BENEFICIARY

If the Participant dies before receiving distribution of all amounts due hereunder, the remaining unpaid amounts shall be paid in one lump sum to the Participant’s Beneficiary under this Plan.

11.	CHANGE IN CONTROL

In the event of a Change in Control, the Company shall reimburse a Participant for the legal fees and expenses incurred if the Participant is required to seek to obtain or enforce any right to distribution.  In the event that it is determined that such Participant is properly entitled to a cash or other distribution hereunder, such Participant shall also be entitled to interest thereon payable in an amount equivalent to the Prime Rate of Interest quoted by Citibank, N.A.  as its prime commercial lending rate on the subject date from the date such distribution should have been made to and including the date it is made.  Notwithstanding any provision of this Plan to the contrary, this Section 11 may not be amended after a Change in Control occurs without the written consent of a majority in number of Participants.

12.	INALIENABILITY OF BENEFITS; UNFUNDED PLAN

The interests of the Participants and their Beneficiaries under the Plan may not in any way be voluntarily or involuntarily transferred, alienated or assigned, nor subject to attachment, execution, garnishment or other such equitable or legal process.  A Participant or Beneficiary cannot waive the provisions of this Section 12.  Notwithstanding anything contained herein to the contrary, valid court ordered divisions of a Participant’s Compensation Account(s) pursuant to a domestic relations order may be recognized and distributions may be made pursuant to such an order provided that such distributions are consistent with this Section 12.  A domestic relations order intended to assign a benefit hereunder to a former spouse of a Participant must be delivered to the Company.  The Company will review the order to determine if it is qualified.  Upon notification by the Company that the order is qualified, the spouse will be able to elect a distribution of the assigned benefit by the end of the fifth calendar year following the calendar year during which the Company or its delegate notifies the former spouse that the order is qualified.  In all events, the entire assigned benefit must be distributed by the end of the fifth calendar year following the calendar year during which the Company or its delegate notifies the former spouse that the order is qualified.  The Company may prescribe procedures that are consistent with this Section 12 and applicable law to implement benefit assignments pursuant to qualified orders.

The Plan at all times shall be unfunded; and no provision shall be made at any time with respect to segregating assets of any Participant for the payment of any amounts hereunder.  The Plan constitutes a mere promise of the Company and the Related Entities to make payments to

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Participants (and, to the extent applicable, Participants’ Beneficiaries) in the future.  Participants and their Beneficiaries and estates have rights only as unsecured general creditors of the Company and the Related Entities.

13.	CLAIMS

(a)Initial Claim — Notice of Denial.  If any claim for benefits (within the meaning of section 503 of ERISA) is denied in whole or in part, the Company (which shall include the Company or its delegate throughout this Section 13) will provide written notification of the denied claim to the Participant or Beneficiary, as applicable, (hereinafter referred to as the claimant) in a reasonable period, but not later than 90 days after the claim is received.  The 90 day period can be extended under special circumstances.  If special circumstances apply, the claimant will be notified before the end of the 90 day period after the claim was received.  The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than 180 days after the claim is received.

The written decision will include:

1.	The reasons for the denial.
2.

Reference to the Plan provisions on which the denial is based.  The reference need not be to page numbers or to section headings or titles.  The reference only needs to sufficiently describe the provisions so that the provisions could be identified based on that description.

3.	A description of additional materials or information needed to process the claim. It will also explain why those materials or information are needed.
4.

A description of the procedure to appeal the denial, including the time limits applicable to those procedures.  It will also state that the claimant may file a civil action under section 502(a) of ERISA (ERISA — §29 U.S.C. 1132).  The claimant must complete the Plan’s appeal procedure before filing a civil action in court.

If the claimant does not receive notice of the decision on the claim within the prescribed time periods, the claim is deemed denied.  In that event the claimant may proceed with the appeal procedure described below.

(b)Disability Claims Procedure. Notwithstanding Section 13(a) above, the following will apply with regard to claims for a benefit which require a determination of Disability (a “Disability Claim”). The Company will notify the claimant of the Company’s determination within a reasonable period of time, but in any event within 45 days after receipt of the Disability Claim by the Company. The Company may extend the period for making the benefit determination by 30 days if it determines that such an extension is necessary due to matters beyond the control of the Plan and if it notifies the claimant, prior to the expiration of the initial 45 day period, of circumstances requiring the extension of time and the date by which the Company expects to render a decision. The Company may further extend the period for making the benefit

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determination by 30 days if it determines that such an extension is necessary due to matters beyond the control of the Plan and if it notifies the claimant, prior to the expiration of the first 30 day extension period, of the circumstances requiring the extension of time and the date by which the Company expects to render a decision. Any notice of extension under this Section 13(b) shall include the standards on which entitlement to a disability-based benefit is based, the unresolved issues that prevent a decision on the Disability Claim, and the additional information needed to resolve those issues for which the claimant will be afforded at least 45 days within which to provide the specified information. Any denial related to a Disability Claim shall be written in a manner calculated to be understood by the claimant.

The written decision will include:

1.	The reasons for the denial.
2.	Reference to the specific Plan provisions on which the denial is based.
3.	A description of additional materials or information needed to process the claim. It will also explain why those materials or information are needed.
4.

A description of the procedure to appeal the denial, including the time limits applicable to those procedures.  It will also state that the claimant may file a civil action under section 502(a) of ERISA (ERISA — §29 U.S.C. 1132).  The claimant must complete the Plan’s appeal procedure before filing a civil action in court.

5.

A discussion of the denial, including an explanation of the basis for disagreeing with or not the following: (a) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant, (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s claim denial, without regard to whether the advice was relied upon in making the benefit determination, and (c) a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration.

6.

If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

7.

Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the denial or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

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8.

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s Disability Claim.

(c)Appeal of Denied Claim.  The claimant may file a written appeal of a denied claim with the Company in such manner as determined from time to time.  The Company is the named fiduciary under ERISA for purposes of the appeal of the denied claim.  The Company may delegate its authority to rule on appeals of denied claims and any person or persons or entity to which such authority is delegated may re-delegate that authority.  The appeal must be sent at least 60 days after the claimant received the denial of the initial claim.  If the appeal is not sent within this time, then the right to appeal the denial is waived.

The claimant may submit materials and other information relating to the claim.  The Company will appropriately consider these materials and other information, even if they were not part of the initial claim submission.  The claimant will also be given reasonable and free access to or copies of documents, records and other information relevant to the claim.

Written notification of the decision on the appeal will be delivered to the claimant in a reasonable period, but not later than 60 days after the appeal is received.  The 60 day period can be extended under special circumstances.  If special circumstances apply, the claimant will be notified before the end of the 60 day period after the appeal was received.  The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than 120 days after the appeal is received.

Special rules apply if the Company designates a committee as the appropriate named fiduciary for purposes of deciding appeals of denied claims.  For the special rules to apply, the committee must meet regularly on at least a quarterly basis.

When the special rules for committee meetings apply the decision on the appeal must be made not later than the date of the committee meeting immediately following the receipt of the appeal.  If the appeal is received within 30 days of the next following meeting, then the decision must not be made later than the date of the second committee meeting following the receipt of the appeal.

The period for making the decision on the appeal can be extended under special circumstances.  If special circumstances apply, the claimant will be notified by the committee or its delegate before the end of the otherwise applicable period within which to make a decision.  The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than the date of the third committee meeting after the appeal is received.

In any event, the claimant will be provided written notice of the decision within a reasonable period after the meeting at which the decision is made.  The notification will not be later than 5 days after the meeting at which the decision is made.

Whether the decision on the appeal is made by a committee or not, a denial of the appeal will include:

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1.	The reasons for the denial.
2.	Reference to the specific Plan provisions on which the denial is based.
3.	A statement that the claimant may receive free of charge reasonable access to or copies of documents, records and other information relevant to the claim.
4.

A description of any voluntary procedure for an additional appeal, if there is such a procedure.  It will also state that the claimant may file a civil action under section 502(a) of ERISA (ERISA — §29 U.S.C. 1132).

If the claimant does not receive notice of the decision on the appeal within the prescribed time periods, the appeal is deemed denied.  In that event the claimant may file a civil action in court.  The decision regarding a denied claim is final and binding on all those who are affected by the decision.  No additional appeals regarding that claim are allowed.

(d)Appeal of Denied Disability Claim.  Notwithstanding Section 13(c) above, the following will apply with regard to appeals of Disability Claims, other than those Disability Claims determined under the Plan solely by reference to whether the person is entitled to disability based benefits under the Social Security Act or under a long term disability plan of the Company.  An appeal of a Disability Claim must be brought within 180 days after receipt of the notice of the claim denial.  Within 60 days after the Company receives a properly filed request for appeal, the Company shall conduct such review and advise the claimant in writing of its decision on appeal, unless special circumstances require an extension of time for conducting the appeal. If an extension of time for conducting the appeal is required, the Company shall provide the claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such appeal shall be completed (which date shall not be later than 120 days after the date on which the Company received the request for appeal).

In such an appeal, the Company (a) will not afford deference to the initial determination made by the Company and will designate an individual to conduct the appeal process who is neither the individual who made the denial that is the subject of the appeal nor the subordinate of such individual; (b) in the case of an appeal of any denial that is based in whole or in part on a medical judgment, will consult with a health care professional who has appropriate training and expertise in the field of medicine involved in the medical judgment, and who was neither consulted in connection with the denial that is the subject of the appeal, nor the subordinate of any such individual; (c) will identify any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s claim denial, without regard as to whether the advice was relied upon in making the benefit determination; and (d) will provide the claimant, free of charge, with (i) any new or additional evidence considered, relied upon, or generated by the Plan in connection with the Disability Claim and (ii) the rationale for the determination on appeal. Such evidence and rationale shall be provided as soon as possible and sufficiently in advance of the date on which the written notice of the denial is required to be provided to give the claimant a reasonable opportunity to respond prior to that date. Any denial related to a Disability Claim shall be written in a manner calculated to be understood by the claimant.

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The written decision will include:

1.	The reasons for the denial.
2.	Reference to the specific Plan provisions on which the denial is based.
3.	A statement that the claimant may receive free of charge reasonable access to or copies of documents, records and other information relevant to the claim.
4.	A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA (ERISA — §29 U.S.C. 1132).
5.

A discussion of the denial, including an explanation of the basis for disagreeing with or not the following: (a) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant, (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s claim denial, without regard to whether the advice was relied upon in making the benefit determination, and (c) a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration.

6.

If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

7.

Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the denial or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

(e)Exhaustion of Claims and Review Procedures. Following the exhaustion of the claims procedures set forth herein and in the event of subsequent civil action, the claimant shall be prohibited from presenting any evidence not considered by or presented to the Company in accordance with the claims procedures hereunder. No cause of action may be brought by a claimant who has received a claim denial later than two years following the date of such claim denial.

14.	GOVERNING LAW

The provisions of this plan shall be interpreted and construed in accordance with the laws of the State of Delaware, except to the extent preempted by Federal law.

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15.	AMENDMENTS

The Company may amend, alter or terminate this Plan at any time without the prior approval of the Board or the Committee; provided, however, that the Company may not, without approval by the Board:

(a)increase the number of securities that may be issued under the Plan (except as provided in Section 3(c));

(b)materially modify the requirements as to eligibility for participation in the Plan; or

(c)otherwise materially increase the benefits accruing to Participants under the Plan; provided that, no amendment by the Company, Committee or the Board can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his vested Compensation Account which had accrued prior to the amendment, except to the extent required by the Code or other applicable law.

16.	COMPLIANCE WITH RULE 16b-3

It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act.

17.	COMPLIANCE WITH 409A

It is the intention of the Company and the Committee that the Plan be administered in compliance with Code section 409A and the applicable guidance issued thereunder by the Secretary of the Treasury.  Any provision that is found to be inconsistent with Code section 409A or the applicable guidance issued thereunder by the Secretary of the Treasury shall be reformed and applied by the Company in a manner consistent with applicable law, as determined by the Company.

18.	EFFECTIVE DATE

The Plan was approved by the Committee and adopted by the Company to be effective as of January 1, 2017 and was amended and restated effective May 22, 2019.

[Signature page follows]

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IN WITNESS WHEREOF, this amendment and restatement of the Plan is executed by Ashland Global Holdings Inc. this 22nd day of May 2019.

ASHLAND GLOBAL HOLDINGS INC.

By:	/s/ Anne T. Schumann
Name:	Anne T. Schumann
Title:	SVP, CHRO & CIO

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